UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2015 (April 15, 2015)

EFACTOR GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Avenue of the Americas, Suite 5060

New York, NY 10036

(Address of Principal Executive Offices)

(650) 380-8280
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 15, 2015, EFactor Group Corp. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EFactor Merger Sub Inc., a New York corporation and wholly owned subsidiary of the Company (“Merger Sub”), RocketHub Inc., a New York corporation (“RocketHub”), the shareholders of RocketHub (the “Sellers”) and Eric Schneider in his capacity thereunder as the representative of the Sellers (the “Seller Representative”). Pursuant and subject to the terms and conditions of the Merger Agreement, Merger Sub was merged with and into RocketHub, with RocketHub surviving as a wholly owned subsidiary of the Company (the “Merger”). The Merger was closed simultaneously with the execution of the Merger Agreement, on April 15, 2015, with an effective time of 11:59 p.m. on such day.

As consideration for the Merger, the Sellers received 21,428,571 shares (the “Merger Shares”) of common stock, par value $0.001, of the Company (the “Common Stock”), at a purchase price of $0.70 per share, for an aggregate purchase price valued at $15 million (the “Purchase Price”). The Merger Shares were issued to the Sellers on a pro rata basis.

At the effective time of the Merger, each of the Certificate of Incorporation and Bylaws of RocketHub became the Certificate of Incorporation and Bylaws of RocketHub as the surviving entity, and the directors of RocketHub as the surviving entity were the directors of Merger Sub immediately prior to the Merger and the officers of RocketHub as the surviving entity were the officers of RocketHub immediately prior to the Merger.

The Merger Agreement contains customary representations and warranties as well as covenants by each of the parties. Subject to certain limitations, the Company and its affiliates and representatives will be indemnified for damages resulting from breaches or inaccuracies by RocketHub or the Sellers of their respective representations, warranties and covenants in the Merger Agreement or the ancillary documents as well as certain pre-closing liabilities and other specified matters. Subject to certain limitations, the Sellers and their affiliates and representatives will be indemnified by the Company for damages resulting from breaches or inaccuracies by the Company or Merger Sub of their respective representations, warranties and covenants in the Merger Agreement or the ancillary documents. Each parties’ representations and warranties generally survive for a period of 18 months following the closing of the Merger, except that (i) the indemnity period for breaches of certain representations relating to tax matters would last until 60 days after the expiration of the applicable statute of limitations period, (ii) the indemnity period for breaches of certain fundamental representations would survive indefinitely (clauses (i) and (ii), collectively, the “Special Representations”), and (iii) the indemnity period for claims arising from fraud based claims would survive until the applicable statute of limitations. Indemnification claims for breaches of representations and warranties are generally subject to an aggregate deductible first-dollar basket of $75,000 and an indemnification cap of $3 million, except that such indemnification basket will not apply to any claims for breaches of Special Representations or fraud-based claims and the indemnification cap will be equal to the Purchase Price for breaches of the Special Representations and are uncapped for fraud-based claims. Any indemnification claims under the Merger Agreement will be solely paid by delivery of shares of Common Stock, with such shares valued (x) for purposes of any indemnification obligations of the Sellers, at an amount equal to $0.70 per share and (y) for purposes of any indemnification obligations of the Company, at the trailing 20 trading day volume weighted average price of the Common Stock as of the end of the last trading day immediately prior to the date of determination of such obligation. The Seller Representative will have the sole and exclusive right to act on behalf of the Sellers with respect to any indemnification claims made under the Merger Agreement, including bringing and settling any claims thereunder.

Under the Merger Agreement, the Merger Shares are subject to a lock-up for a period of 6 months after the closing of the Merger, with a leak-out provision thereafter allowing during each 90 day period the transfer of up to 5% of the average daily volume of the Merger Shares during the prior 90 day period, with such lock-up expiring on the one-year anniversary of the closing of the Merger, with an early release from lock-up upon the consummation of a liquidation, merger, share exchange or other similar transaction following the Merger that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property. However, the Merger Shares will be subject to a continuing lock-up to the extent of the claimed amount of any pending or outstanding indemnification claims against the Sellers at that time.

In connection with the Merger Agreement, certain significant Sellers entered into non-competition and non-solicitation agreements in favor of the Company and RocketHub. In connection with the Merger Agreement, RocketHub also entered into employment agreements with certain of its existing key employees. Additionally, certain outstanding convertible promissory notes of RocketHub for an aggregate principal amount of $255,000 (the “Convertible Notes”) remain outstanding after the Merger, but will be convertible into shares of Common Stock.  Convertible Notes with an aggregate principal amount of $95,000 mature on April 27, 2015 and have a conversion price of $1.1751 per share (subject to customary adjustments). However, in connection with the Merger, the holders of Convertible Notes with an aggregate principal amount of $160,000 agreed to extend the maturity of their Convertible Notes for a period of approximately 4 months (with $150,000 in principal amount extended until August 31, 2015 and $10,000 in principal amount extended until May 31, 2016) in exchange for a reduced conversion price of $0.70 per share (subject to customary adjustments).

The Sellers also provided a general release of RocketHub for pre-closing claims and obligations other than those under the Merger Agreement and ancillary documents or the Convertible Notes. The Company agreed to pay for up to $25,000 of the Seller’s and the Company’s expenses in connection with the Merger.

The Merger Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The summary set forth above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above with respect to the issuance of the Merger Shares pursuant to the Merger Agreement is incorporated herein by reference. Such issuance was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 7.01. Regulation FD Disclosure.

On April 16, 2015, the Company issued a press release announcing the completion of the Merger. A copy of this press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The Company will file the financial statements required by this Item 9.01 not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The Company will file the pro forma financial information required by this Item 9.01 not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

	(d)	Exhibits.

Exhibit No.		Description

10.1*		Agreement and Plan of Merger, dated as of April 15, 2015, by and among EFactor Group Corp., EFactor Merger Sub Inc., RocketHub Inc., the stockholders of RocketHub Inc. named therein, and Eric Schneider in his capacity as the Seller Representative thereunder.

99.1		Press release dated April 16, 2015.

*	Schedules, exhibits, and similar supporting attachments or agreements to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2015

EFACTOR GROUP CORP.

By:	/s/ Adriaan Reinders
Name: Adriaan Reinders
Title: President